United States
Securities and Exchange Commission
Washington, DC 20549

Re: Nicklebys.com, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed by Nicklebys.com, Inc. and we do not disagree with it.

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP
Denver, Colorado
February 16, 2006